UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 5, 2021

THE HOWARD HUGHES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34856 (Commission File Number)	36-4673192 (IRS employer identification number)

9950 Woodloch Forest Drive, Suite 1100

The Woodlands, Texas 77380

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (281) 719-6100

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common stock, $0.01 par value per share	HHC	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On April 8, 2021, The Howard Hughes Corporation (the “Company”) announced the appointment of Correne Loeffler to serve as the Company's Chief Financial Officer, effective April 19, 2021. Ms. Loeffler succeeds David O’Reilly as the Company’s Chief Financial Officer, a position he has held since October 2016 and continued to hold on an interim basis since being appointed as the Company’s Chief Executive Officer in December 2020.

Prior to joining the Company, Ms. Loeffler, age 44, served as the Chief Financial Officer for Whiting Petroleum Corporation from August 2019 to September 2020. At Whiting, she managed the company’s Finance, Accounting, and Corporate Planning organizations, as well as helped restructure $2.4 billion of unsecured debt. From April 2017 through July 2019, Ms. Loeffler served as Vice President, Finance and Treasurer with Callon Petroleum Company, and as the Interim Chief Financial Officer from June 2017 through December 2017. From October 2006 through February 2017, she was with JPMorgan Securities, holding various positions of increasing responsibility, including Executive Director, Corporate Client Banking of the Energy Group. Prior to joining JPMorgan, Ms. Loeffler held positions at Bank of America and Accenture. Ms. Loeffler earned her B.A. in Computer Science from Indiana University and her M.B.A. from The University of Texas, McCombs School of Business.

In connection with her appointment, the Company entered into an employment agreement with Ms. Loeffler on April 5, 2021, to be effective upon her commencement of employment on April 19, 2021. The employment agreement has a term of five years, expiring on April 19, 2026, unless earlier terminated. Thereafter, the term shall renew automatically for additional periods of one year, unless either party provides notice of non-renewal at least 60 days period to the automatic renewal. Under the agreement, Ms. Loeffler’s annual base salary will be no less than $500,000, and she will be eligible to earn an annual cash bonus in the targeted amount of $900,000 (“Target Annual Bonus”) based upon the achievement of performance goals that will be established by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). If the Compensation Committee establishes a minimum overall performance goal that Ms. Loeffler is required to achieve to receive an annual bonus and the minimum goal is achieved, then the annual bonus for such calendar year shall be equal to at least 80% of the Target Annual Bonus, but no more than 120% of the Target Annual Bonus. In addition, commencing in 2022, Ms. Loeffler will be eligible to receive an annual long-term equity award of up to $1.2 million worth of restricted stock (50% time-based vesting and 50% performance-based vesting) under The Howard Hughes Corporation 2020 Equity Incentive Plan.

Pursuant to the employment agreement, Ms. Loeffler has agreed to restrictive covenants, including non-solicitation and non-competition covenants, applicable during the term of her employment with the Company and for various periods following her termination of employment for any reason. The non-solicitation and non-competition covenants expire 12 months after Ms. Loeffler’s termination. In the event Ms. Loeffler’s employment terminates in connection with a change of control, she may be entitled to severance payments depending on the circumstances.

The Company will enter into an indemnification agreement with Ms. Loeffler upon her commencement of employment with the Company. The indemnification agreement will require the Company to indemnify Ms. Loeffler to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts reasonably incurred by her in any action or proceeding arising out of her service as an executive officer of the Company. The indemnification agreement will be in the form previously approved by the Company’s Board of Directors for indemnification of directors and certain officers of the Company.

The foregoing summaries of the employment agreement and the indemnification agreement with Ms. Loeffler are qualified in their entirety by reference to the full text of the employment agreement and the indemnification agreement, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement, effective April 19, 2021, by and between The Howard Hughes Corporation and Correne Loeffler
10.2	Form of indemnification agreement for officers and directors of The Howard Hughes Corporation (incorporated by reference from Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2010)
99.1	Press Release dated April 8, 2021
104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document (contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 8, 2021

THE HOWARD HUGHES CORPORATION

By:	/s/ Peter F. Riley
	Name:	Peter F. Riley
	Title:	Senior Executive Vice President, General Counsel & Secretary